Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway — Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY ANNOUNCES COST-REDUCTION MEASURES
Actions include layoff of 25% of staff, closure of Austin studio, and suspension of several non-core projects
CHICAGO — December 16, 2008 —Midway Games Inc. (NYSE: MWY) today announced that the company is taking significant steps to reduce its cost structure, including a reduction in workforce, the closure of its Austin, TX, studio, and the suspension of development on several non-core games.
The cost-cutting initiatives will involve a reduction in force across multiple disciplines within the company in its Austin, Chicago and San Diego locations. Headcount will be reduced by approximately one quarter of Midway’s global workforce. The suspended non-core projects were previously scheduled to release in 2010 or 2011 and have not yet been made public.
“The cost-reduction measures are vital for us to rationalize our operations and provide the resources necessary for our core properties to succeed,” said Matt Booty, president and CEO of Midway. “These initiatives, along with the other steps we have taken this year, are a response to the specific challenges we are facing at Midway, many of which have been amplified by the current economic conditions.”
Additional details on the reduction and the financial impact can be referenced in the report filed today on Form 8-K with the Securities and Exchange Commission.
About Midway
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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